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                                                                      EXHIBIT 99
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[WILLBROS GROUP, INC. LOGO]

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NEWS RELEASE                                 CONTACT: Michael W. Collier
                                                      Investor Relations Manager
                                                      Willbros USA, Inc.
FOR IMMEDIATE RELEASE                                 (713) 403-8016

                                                      Jack Lascar / Partner
                                                      DRG&E
                                                      (713) 529-6600



                   WILLBROS REPORTS THIRD QUARTER 2003 RESULTS

     o    COMPANY AWARDED $147 MILLION OF NEW WORK DURING THE THIRD QUARTER

HOUSTON, TEXAS - NOVEMBER 5, 2003 - Willbros Group, Inc. (NYSE: WG) reported today, for the quarter ended September 30, 2003, a loss of $(0.42) per share on revenue of $91.5 million. This is in line with the guidance of a loss of $(0.40) to $(0.45) per share provided by the Company on October 27, 2003.

THIRD QUARTER 2003

         Revenue for the third quarter of 2003 was $91.5 million compared to $151.7 million during the third quarter of 2002. The 40 percent decline in revenue was driven by an overall reduction in construction and engineering work partially offset by an increase in specialty services activity. Construction revenue for the third quarter fell to $63.5 million compared to $93.2 million for the same period last year. Engineering revenue for the quarter decreased to $5.7 million from $45.0 million in the third quarter of last year. Specialty Services revenue in the third quarter increased to $22.3 million from $13.5 million for the same period last year.

         Net loss for the third quarter of 2003 was $8.7 million or $(0.42) per share on 20.7 million shares, compared to net income of $7.9 million or $0.40 per diluted share on 20.0 million shares during the same period last year. The decrease in our operating results in the third quarter of this year was driven by continued weakness in the North American markets, additional costs associated with material delays in a U.S. project as

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a result of heavy rains in the Southeast, increased costs associated with the continued impact of social and political unrest outside North America and weather conditions and storms offshore West Africa.

         The Company posted a $1.0 million tax benefit for the third quarter as a result of its operating losses. The amount of the benefit was negatively impacted by Nigerian income taxes.

         EBITDA(1) for the third quarter of 2003 was a negative $3.8 million compared to $14.3 million in 2002.

         Backlog(2) as of September 30, 2003 was $220 million compared to $164.4 million at the end of June 2003.

         Michael F. Curran, President and Chief Executive Officer, commented, "While we are very disappointed in the Company's third quarter results, we believe we are at the bottom of this business cycle. Since the beginning of the year, our revenue has been reduced by a third. Numerous projects that we expected to be offered for bid and/or to be awarded have been delayed. However, we are encouraged by our recent significant contract awards and we are building a quality backlog for 2004 and into 2005."

YEAR-TO-DATE 2003

         Revenue for the first nine months of 2003 declined to $313.3 million from $447.3 million during 2002, driven primarily by $110.6 million lower activity in Engineering. Year-to-date, Construction revenue was $220.0 million compared to $261.6 million for the same period in 2002. Year-to-date, Specialty Services revenue increased to $62.1 million compared to $43.9 million in 2002.

         Net loss, for the first nine months of 2003, was $9.2 million or $(0.45) per share on 20.6 million shares, compared to net income of $20.2 million or $1.12 per diluted share on 18.1 million shares during the same period last year. The decrease in our operating results for the first nine months of this year was led primarily by the decline in Engineering revenue and margin, by unforeseen costs recognized in the first quarter

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related to projects in Bolivia, Chad-Cameroon, and North America, and, in the
third quarter, by continued weakness in the North American markets, additional costs associated with material delays in a U.S. project as a result of heavy rains in the Southeast, increased costs associated with the continued impact of social and political unrest outside North America and weather conditions and storms offshore West Africa.

         Year-to-date EBITDA(1) in 2003 was $4.7 million compared to $46.5 million for the same period last year.

OUTLOOK

         As a result of the third quarter loss, contract margins achieved to date and continued worldwide delays in project bidding and awards, especially a $40 million reduction in our anticipated Latin American work, Willbros revised its 2003 outlook on October 27, 2003. "Based on current information, we are reconfirming our revenue expectations in the range of $390 to $410 million and our loss for the year in the range of ($0.50) to ($0.55) per share," stated Warren L. Williams, Senior Vice President and Chief Financial Officer.

         Mr. Curran commented, "With respect to our outstanding contract variations, we have met with these customers over the past several weeks. We believe that we will finalize negotiations with one or more of these customers before the end of this year, which will result in a significant addition to both our operating results and our revised outlook for 2003."

         Mr. Curran added, "Despite the challenges we have been facing since the beginning of the year, the Company remains in excellent financial condition and should benefit as our markets improve. Bidding has been more active recently and is now being complemented by an increasing pace of project awards. The Company has been awarded $147 million in new work during the third quarter. We are pleased and encouraged by our recent awards, especially because our bidding strategy continues to be driven by pricing discipline. Our competitive position remains strong and management believes the Company will continue to win its fair share of projects. We remain optimistic that our level of business and profitability will improve during 2004 and

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2005, driven by the pent-up demand for pipeline engineering, construction and rehabilitation services worldwide."

CONFERENCE CALL

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, November 6, 2003, at 9:30 a.m. Eastern Time (8:30 a.m. Central).

What:    Willbros Third Quarter Earnings Conference Call

When:    Thursday, November 6, 2003 - 9:30 a.m. Eastern Time

How: Live via phone - By dialing (303) 262-2050 and asking for the Willbros' call 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where: http://www.willbros.com. The webcast can be accessed from the home page.

For those who cannot listen to the live call, a replay will be available through November 13, 2003, and may be accessed by calling (303) 590-3000 using pass code 557872. Also, an archive of the webcast will be available shortly after the call on www.willbros.com. for a period of 12 months.


         Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

         (1) EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company's results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.


         (2) Backlog is anticipated contract revenue from projects for which award is either in hand or assured.


         This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time


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in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward looking statements, whether as a result of new information, future events or otherwise.


                              WILLBROS GROUP, INC.
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              THREE MONTHS ENDED       NINE MONTHS ENDED
                                                 SEPTEMBER 30            SEPTEMBER 30
                                              -------     -------     -------     -------
                                                2003        2002        2003        2002
                                              -------     -------     -------     -------
Statement of Operating Data
---------------------------
   Contract revenue                           $  91.5     $ 151.7     $ 313.3     $ 447.3
   Operating expenses:
      Contract cost                              86.7       129.5       282.0       373.3
      Depreciation and amortization               5.5         5.9        16.7        17.2
      General and administrative                  8.8         7.8        26.5        25.5
                                              -------     -------     -------     -------
   Operating income (loss)                       (9.5)        8.5       (11.9)       31.3
   Net interest expense                           (.4)        (.5)       (1.1)       (1.2)
   Other income (expense)                          .2         (.2)        (.1)       (2.0)
                                              -------     -------     -------     -------
   Income (loss) before income taxes             (9.7)        7.8       (13.1)       28.1
   Provision (benefit) for income taxes          (1.0)        (.1)       (3.9)        7.9
                                              -------     -------     -------     -------
   Net income (loss)                          $  (8.7)    $   7.9     $  (9.2)    $  20.2
                                              =======     =======     =======     =======
   Earnings (loss) per share:
      Basic                                   $  (.42)    $   .40     $  (.45)    $  1.15
                                              =======     =======     =======     =======
      Diluted                                 $  (.42)    $   .40     $  (.45)    $  1.12
                                              =======     =======     =======     =======

Cash Flow Data
--------------
Cash provided by (used in):
      Operating activities                    $  (4.1)    $  13.9     $  (6.9)    $  12.3
      Investing activities                      (17.6)      (11.5)      (30.9)      (25.9)
      Financing activities                        8.2         0.3         8.9        34.5

Other Data
----------
   Weighted average shares outstanding:
      Basic                                      20.7        19.6        20.6        17.5
      Diluted                                    20.7        20.0        20.6        18.1
   EBITDA                                     $  (3.8)    $  14.3     $   4.7     $  46.5
   Capital expenditures                          18.0        11.6        32.0        26.2

Reconciliation of Non-GAAP Financial Measure
--------------------------------------------
   Net income (loss)                          $  (8.7)    $   7.9     $  (9.2)    $  20.2
   Interest - net                                 0.4         0.5         1.1         1.2
   Income taxes                                  (1.0)       (0.1)       (3.9)        7.9
   Depreciation and amortization                  5.5         5.9        16.7        17.2
                                              -------     -------     -------     -------
   EBITDA                                     $  (3.8)    $  14.3     $   4.7     $  46.5
                                              =======     =======     =======     =======

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
Balance Sheet Data                           09/30/03    06/30/03    12/31/02
------------------                           --------    --------    --------
     Cash and cash equivalents                 $ 20.2      $ 34.1      $ 49.5
     Working capital                             79.6        86.5        90.9
     Total assets                               291.2       287.5       298.2
     Total debt                                   9.4         1.3         1.2
     Stockholders' equity                       203.7       212.4       210.8

Backlog Data                                    220.0       164.4       216.0
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




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